Exhibit 10.11
HEALTHPEAK PROPERTIES, INC.
3-YEAR PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
THIS 3-YEAR PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is effective as of [●] (the “Award Date”) by and between Healthpeak Properties, Inc., a Maryland corporation (the “Corporation”), and [●] (the “Participant”).
W I T N E S S E T H
WHEREAS, the Compensation and Human Capital Committee of the Board of Directors of the Corporation (the “Committee”) has determined that the Participant is eligible to receive an award of restricted stock units, as described below; and
WHEREAS, pursuant to the Healthpeak Properties, Inc. 2023 Performance Incentive Plan, as the same may be amended and/or restated from time to time (the “Plan”), the Corporation hereby grants to the Participant, effective as of the date hereof, an award of restricted stock units under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan.
NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:
1.Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.
2.Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Participant a target award (the “Award”) of [●] stock units (the “Performance Units”) with respect to the performance period beginning on January 1, [•] and ending on December 31, [•] (the “Performance Period”). As used herein, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock solely for purposes of the Plan and this Agreement. The Performance Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Performance Units vest pursuant to Section 3. The Performance Units shall not be treated as property or as a trust fund of any kind. The Committee is the Administrator of the Plan for purposes of the Performance Units. The Award is subject to all of the terms and conditions set forth in this Agreement, and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Committee, as such rules are in effect from time to time.
3.Vesting. Subject to this Section 3 and Section 8, the number of Performance Units ultimately earned and vested under the Award shall be determined in accordance with Exhibit A attached hereto based on whether the Corporation has attained certain pre-established performance goals with respect to the Performance Period. The determination as to whether the Corporation has attained the performance goals set forth in Exhibit A with respect to the

Performance Period shall be made by the Committee (the “Committee Determination”). The Committee Determination shall be made no later than March 15 following the end of the Performance Period (or such earlier time as provided in Section 9(b)). The Performance Units shall not be deemed vested pursuant to any other provision of this Agreement earlier than the date that the Committee makes such determination.
4.Continuance of Employment. Except as otherwise expressly provided in Section 8, the vesting schedule requires continued employment through the date of the Committee Determination (the “Vesting Period”), as provided in Section 3, as a condition to the vesting of the Award and the rights and benefits under this Agreement. Employment for only a portion of the Vesting Period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 8 below or under the Plan.
Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status as an employee at will who is subject to termination without Cause (as defined herein), confers upon the Participant any right to remain employed by or in service to the Corporation or any of its Subsidiaries, interferes in any way with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.
5.Dividend and Voting Rights.
(a)Limitations on Rights Associated with Units. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5(b) with respect to Dividend Equivalent Rights) and no voting rights with respect to the Performance Units and any shares of Common Stock underlying or issuable in respect of such Performance Units until such shares of Common Stock are actually issued to and held of record by the Participant.
(b)Dividend Equivalent Rights. Subject to vesting as provided below, the Participant will have the right to receive, with respect to each Performance Unit, an amount equal to the amount of any ordinary cash dividend paid by the Corporation on a share of Common Stock as to which the related dividend record date occurs on or after the first day of the Performance Period and before the date on which the Performance Unit is settled pursuant to Section 7 (a “Dividend Equivalent Right”). Any Dividend Equivalent Right credited with respect to an outstanding Performance Unit that does not vest pursuant to Section 3 shall immediately terminate upon the forfeiture of such Performance Unit, and the Participant shall not be entitled to any payment with respect thereto. In the case of Dividend Equivalent Rights credited with respect to an outstanding Performance Unit that vests pursuant to Section 3, the Dividend Equivalent Rights will be paid to the Participant in cash (without interest) as soon as practicable after the Committee Determination and in all events not later than March 15 of the year that follows the end of the Performance Period. Dividend Equivalent Rights will not be paid to the Participant with respect to any Performance Units that are forfeited or terminated pursuant to Section 3 or 8.
6.Restrictions on Transfer. Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.
7.Timing and Manner of Payment; Minimum Holding Period Requirement.
(a)Timing and Manner of Payment. As soon as administratively practical following the Committee Determination (and in all events no later than March 15 of the year that follows the end of the Performance Period or such time as provided in Section 9(b)), the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Performance Units subject to the Award that vest in accordance with Section 3; provided, however, that in the event that the vesting and payment of the Performance Units is triggered by the Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) and the Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of such separation from service, the Participant shall not be entitled to any payment of the Performance Units until the earlier of (a) the date which is six months after the Participant’s separation from service with the Corporation for any reason other than death, or (b) the date of the Participant’s death, if and to the extent such delay in payment is required to comply with Section 409A of the Code. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Performance Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Performance Units deliver to the Corporation any representations or other documents or assurances that the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements. The Participant shall have no further rights with respect to any Performance Units that are paid or that terminate pursuant to this Agreement.
(b)Minimum Holding Period Requirement. As to any shares of Common Stock acquired by the Participant in payment of the Performance Units that vest pursuant to the Award, the Participant agrees that the Participant will not sell, pledge, assign, hypothecate, transfer or otherwise dispose of such shares prior to the date that is one (1) year after the last day of the Performance Period (as the Performance Period may be shortened pursuant to Section 9(b)); provided, however, that the restrictions set forth in this Section 7(b) shall (i) not apply to any shares withheld or reacquired by the Corporation to satisfy tax withholding obligations as contemplated by Section 10, (ii) not apply to any shares sold by the Participant to satisfy any tax liability arising in connection with the payment of the Stock Units (to the extent such tax liability exceeds the tax withholding amounts applicable to such Stock Unit payment),

(iii) not apply to any transfer of shares made without consideration (or for only nominal consideration) to a “family member” (as such term is defined in the SEC General Instructions to a Registration Statement on Form S-8) of the Participant solely for purposes of estate or tax planning, and provided the transfer restrictions on such shares continue in effect after any such transfer, and (iv) lapse upon the Participant’s death or Disability or as otherwise provided by the Corporation. The Corporation may provide for any shares of Common Stock acquired under the Award and issued in book-entry form to include notations regarding the restrictions on transfer imposed under this Section 7(b) (or, as to any such shares issued in certificate form, provide for such certificates to bear appropriate legends regarding such transfer restrictions).
8.Termination of Employment or Services. Notwithstanding any provisions to the contrary in any employment agreement, the Healthpeak Properties, Inc. Executive Severance Plan (as it may be amended from time to time, the “Severance Plan”), the Healthpeak Properties, Inc. Executive Change in Control Severance Plan or successor plan (as it may be amended from time to time, the “CIC Severance Plan”), or any other severance plan adopted by the Corporation, the provisions set forth in this Section 8 are applicable in the event of a termination of the Participant’s employment with the Corporation and its Subsidiaries.
(a)Qualifying Termination. If, at any time during the Vesting Period, the Participant ceases to be employed by the Corporation or its Subsidiaries (the date of such termination of employment is referred to as the Participant’s “Severance Date”) as a result of (i) the Participant’s death or Disability, or (ii) a termination of employment by the Corporation or one of its Subsidiaries without Cause or by Participant for Good Reason (each as defined herein), then, subject to the following paragraph and the release requirement set forth in the last paragraph of this Section 8(a), (x) the Performance Units will remain outstanding during the remainder of the Vesting Period and will remain subject to Section 3, and (y) the Participant will be entitled to the number of Performance Units the Participant would have received in accordance with Section 3, if any, had the Participant remained employed until the end of the Vesting Period. In the event Participant’s termination of service is due to a “Qualifying Retirement” during the Performance Period (as defined in the Corporation’s Retirement Policy as in effect on the Award Date), the Performance Units will be subject to the pro rata vesting treatment set forth in the Retirement Policy (and the requirements set forth therein).
In the event that the Participant’s employment terminates in the circumstances described in the preceding paragraph (including a Qualifying Retirement) and the Severance Date occurs on or before the last day of the second year of the Performance Period and on or before the Severance Date, or after the Severance Date and before the last day of the second year of the Performance Period, an Interim Date (as defined in Exhibit A) has been or is established with respect to Peer Group I (as such term is defined in Exhibit A), the Performance Period with respect to Peer Group I will end on such Interim Date (in the event there has been more than one Interim Date on or prior to the Severance Date, the most recent Interim Date on or prior to the Severance Date; and in the event that there has been an Interim Date on or prior to the Severance Date, any new Interim Date after the Severance Date shall be disregarded) and there will be no new or additional measurement period with respect to Peer Group I after such Interim Date as otherwise provided for in Exhibit A. In such circumstances, the determination as to whether the Corporation has attained the performance goals set forth in Exhibit A with respect to Peer Group I for the Performance Period shall be made by the Committee based solely on performance through such applicable Interim Date, such determination to be made no later than March 15 of the year that follows the later of the Severance Date or the applicable Interim Date as to Peer Group I (such determination to be the Committee Determination as to Peer Group I). In such circumstances, any Performance Units corresponding to Peer Group I that are not vested on the date of such Committee Determination (after giving effect to such Committee Determination) shall terminate. No additional Performance Units will vest pursuant to Section 9(b) or Exhibit A with respect to performance after, or a Change in Control Event that occurs after, the applicable Interim Date.
Any benefit to the Participant pursuant to the preceding paragraphs of this Section 8 (including in connection with a Qualifying Retirement, but other than in connection with the Participant’s death) is subject to the condition that (i) the Participant has fully executed a valid and effective release (in the form attached to the Severance Plan or, if such release is executed on or after a Change in Control Event, in the form attached to the CIC Severance Plan, in each case for terminations governed by such severance plan, or in such other form as the Committee may reasonably require in the circumstances, including as set forth in the Retirement Policy, which other form shall be substantially similar to the form attached to the Severance Plan or the CIC Severance Plan, as the case may be, and in any case that would otherwise apply in the circumstances but with such changes as the Committee may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable laws), (ii) such executed release is delivered by the Participant to the Corporation so that it is received by the Corporation in the time period specified below, and (iii) such release is not revoked by the Participant (pursuant to any revocation rights afforded by applicable law). In order to satisfy the requirements of this paragraph, the Participant’s release referred to in the preceding sentence must be delivered by the Participant to the Corporation so that it is received by the Corporation no later than twenty-five (25) calendar days after the Participant’s Severance Date (or such later date as may be required for an enforceable release of the Participant’s claims under the United States Age Discrimination in Employment Act of 1967, as amended (“ADEA”), to the extent the ADEA is applicable in the circumstances, in which case the Participant will be provided with either twenty-one (21) or forty-five (45) days, depending on the circumstances of the termination, to consider the release). In addition, the Corporation may require that the Participant’s release be executed no earlier than the Participant’s Severance Date. If the period during which the Participant is permitted to consider the release in accordance with this paragraph begins in one calendar year and ends in a second calendar year, the payment of any Stock Units that remain eligible to vest or are payable pursuant to the preceding paragraphs of this Section 8 shall not be made earlier than the second calendar year.
(b)Forfeiture of Performance Units upon Certain Terminations of Employment. If, at any time during the Vesting Period, the Participant ceases to be employed by the Corporation or one of its Subsidiaries as a result of (i) a termination of employment by the Corporation or one of its Subsidiaries for Cause, or (ii) a termination of employment by the Participant, excluding any termination contemplated by Section 8(a) (other than a termination contemplated by Section 8(a) but as to which the Participant did not timely satisfy any applicable release requirement pursuant to Section 8(a)) and subject to the next paragraph, all of the Performance Units shall be automatically terminated and cancelled in full, effective as of the Severance Date, and this Agreement shall be null and void and of no further force and effect.
If, however, the Participant ceases to be employed by the Corporation or one of its Subsidiaries and such termination of employment is a result of a retirement or resignation by the Participant (other than (x) any termination contemplated by Section 8(a) and (y) a termination of employment by the Corporation or one of its Subsidiaries for Cause) and, immediately after such termination of employment, the Participant is a member of the Board or provides consulting services to the Corporation or one of its Subsidiaries under a written consulting agreement entered into by and between the Participant and the Corporation or one of its Subsidiaries, then the termination of employment rules of the preceding paragraph shall not apply when the Participant ceases to be employed by the Corporation or one of its Subsidiaries but shall apply if and when, and effective as of the time that, the Participant ceases to be a member of the Board or ceases to provide consulting services to the Corporation or one of its Subsidiaries under such a written consulting agreement. For clarity, the Participant’s obligations under a confidentiality, noncompetition, non-solicitation, cooperation or similar clause or agreement shall not constitute “consulting services” for purposes of the preceding sentence.
(c)Termination of Performance Units. Any Performance Units that are not vested on the date of the Committee Determination (after giving effect to such Committee Determination) shall terminate. If any unvested Performance Units are terminated pursuant to this Section 8, such Performance Units shall automatically terminate and be cancelled as of the Severance Date or as of the date of the Committee Determination, as the case may be, without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.
(d)Definitions. As used in this Agreement:
(i)“Cause” shall have the meaning set forth in the Severance Plan, as such definition may be amended from time to time; provided, however, that upon and after a Change in Control Event, “Cause” shall have the meaning set forth in the CIC Severance Plan, as such definition may be amended from time to time.
(ii)“Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).
(iii)“Good Reason” shall have the meaning set forth in the Severance Plan, as such definition may be amended from time to time; provided, however, that upon and after a Change in Control Event, “Good Reason” shall have the meaning set forth in the CIC Severance Plan, as such definition may be amended from time to time; provided, further, that if “Good Reason” is not so defined in the Severance Plan or CIC Severance Plan, as applicable, it shall not constitute a qualifying termination for purposes of Section 8 of this Agreement.

1.Adjustments upon Specified Events; Change in Control Event.
(a)Adjustments. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Performance Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are paid pursuant to Section 5(b).
(b)Change in Control Event. Upon the occurrence, at any time during the Vesting Period, of a Change in Control Event with respect to the Corporation and notwithstanding any provision of Section 7.2 or 7.3 of the Plan, any employment agreement, the Severance Plan, the CIC Severance Plan (or successor plan) or any other severance plan adopted by the Corporation, the Performance Period for all Performance Units then outstanding will be shortened, if such Performance Period has not already ended, so that the Performance Period will be deemed to have ended on the day of the Change in Control Event and the Committee Determination pursuant to Section 3 shall be made not later than 20 days following the Change in Control Event. The Vesting Period will be deemed to end on the date of the Change in Control Event even though the Committee Determination may not occur until after such date, such that a Participant employed by the Corporation or a Subsidiary on the date of the Change in Control Event shall be fully vested in any Performance Units that vest as a result of the Committee Determination even if the Participant does not remain employed by the Corporation or a Subsidiary through the date of the Committee Determination. A Participant shall become vested in a number of Performance Units, if any, determined in accordance with Section 3 based on such shortened Performance Period. On or as soon as administratively practical following the Change in Control Event (and in all events no later than thirty (30) days following such Change in Control Event), the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Performance Units that vest in accordance with this Section 9(b).
9.Tax Withholding. Upon vesting of any Performance Units or any distribution of shares of Common Stock in respect of the Performance Units, the Corporation shall reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value, to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the applicable withholding rates; provided, however, that in the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Performance Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

10.Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 11.
11.Plan. The Award and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.
12.Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Participant’s rights under this Agreement requires the consent of the Participant in order to be effective with respect to the Award. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. The Participant acknowledges receipt of a copy of this Agreement, the Plan and the Prospectus for the Plan.
13.Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Performance Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to the Performance Units, as and when payable hereunder. The Award has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant.

14.Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
15.Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
16.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.
17.Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
18.Clawback Policy. The Performance Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Performance Units or any shares of Common Stock or other cash or property received with respect to the Performance Units (including any value received from a disposition of the shares acquired upon payment of the Performance Units).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

Healthpeak Properties, Inc.

By: _____________________________________
Name:
Title:

Participant

_________________________________________
Name:

Exhibit A
Performance Metrics
[__________]